Exhibit 99.1

50 Washington Street, 11th Floor, Norwalk, CT 06854

FOR IMMEDIATE RELEASE	MEDIA CONTACT:

David Colgren
Colcomgroup
(646) 536-5103
dcolgren@colcomgroup.com

EDGAR® Online Inc. Announces New Chief Executive Officer and Chairman

NORWALK, CT – JULY 31, 2007 – EDGAR® Online, Inc. (Nasdaq: EDGR) today announced that, effective immediately, Philip D. Moyer, currently President, has become Chief Executive Officer, and Mark Maged, a current director, has become Chairman of the Board of EDGAR Online. Messrs. Moyer and Maged replace these positions held previously by Susan Strausberg, EDGAR Online’s founder. Ms. Strausberg will remain on the Board of Directors. Mr. Moyer, who joined the company in April 2007 in contemplation of a planned transition of the CEO role, was also appointed to the EDGAR Online Board of Directors.

“We are accelerating the pace of the transition,” said Susan Strausberg. “Mr. Moyer is ready to assume the leadership of the company and his appointment today allows us to further develop our strategies and better serve the interests of EDGAR Online’s shareholders, customers and employees. I am confident that under his leadership, EDGAR Online will fulfill its mission to become the leading provider of value added business and financial information on global companies to financial, corporate and advisory professionals.”

“Susan Strausberg’s vision, leadership and focused execution made a unique contribution to the business and financial information industry,” said incoming Chairman Mark Maged. “She developed a concept of Web-based access to SEC filings into a highly valued niche company that has a leadership position in a market that is dominated by considerably larger entities. Because of this, EDGAR Online has a remarkable story to tell. Our Board and employees thank Ms. Strausberg for her leadership and valued service. Ms. Strausberg will provide transition leadership through her Board participation.”

Ms. Strausberg is the co-founder of EDGAR Online, along with her husband, Marc Strausberg. She served the company as CEO for 12 years, and during her tenure nurtured the company from start-up to a company with revenues of $16 million. EDGAR Online has won numerous awards for its products and services and has consistently been a pioneer in the field of technology-enabled content.

About EDGAR® Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR) is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The company makes its information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base. For more information, please visit www.edgar-online.com.

tel 203.852.5666	www.edgar-online.com	fax 203.852.5667
Nasdaq: EDGR

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission (SEC).

EDGAR Online is a product of EDGAR Online, Inc., and is neither approved by nor affiliated with the SEC.